Exhibit 99.1

PRESS RELEASE ISSUED ON MARCH 26, 2024

IGC Pharma Announces $3 Million Unregistered Private Placement of its Common Stock

POTOMAC, March 26, 2024 - IGC Pharma, Inc. (NYSE American: IGC) (“IGC” or the “Company”) today announced a $3 million strategic investment from funds managed by Bradbury Asset Management (Hong Kong) Limited (“Bradbury”), a leading asset management firm.

On March 22, 2024, the Company entered into a Share Purchase Agreement (the “SPA”) with Bradbury, subject to the terms and subject to the conditions set forth in the SPA. The investment is for approximately $3 million in gross proceeds at the March 21, 2024, closing price of $0.34. The funds will support general corporate purposes and the Company’s advancement of its investigational medicines including IGC-AD1.

The completion of the private placement is subject to customary closing conditions, including approval by the NYSE. Under the terms of the SPA, IGC will issue 8,823,529 shares of common stock. The shares are unregistered and are not immediately tradable.

Please note that this press release does not constitute an offer to sell or a solicitation of an offer to buy these securities. Furthermore, there shall be no sale of the securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of the respective state.

About IGC Pharma Inc. (IGC):

IGC Pharma Inc. (“IGC”) is focused on Alzheimer's disease, developing innovative solutions to address this devastating illness. The Company's mission is to transform the landscape of Alzheimer's treatment with a robust pipeline of five promising drug candidates. IGC-AD1 and LMP target the hallmarks of Alzheimer's disease, including neuroinflammation, Aβ plaques, and neurofibrillary tangles. IGC-AD1 is currently undergoing a Phase 2 clinical trial for agitation in dementia associated with Alzheimer's (clinicaltrials.gov, CT05543681). TGR-63 disrupts the progression of Alzheimer's by targeting Aβ plaques. IGC-M3, currently in preclinical development, aims to inhibit the aggregation of Aβ plaques, potentially impacting early-stage Alzheimer's. IGC-1C, also in preclinical stages, targets tau protein and neurofibrillary tangles, representing a forward-thinking approach to Alzheimer's therapy. In addition to its drug development pipeline, IGC Pharma seeks to leverage Artificial Intelligence (“AI”) for Alzheimer's research. Their AI projects encompass various areas, including clinical trial optimization and early detection of Alzheimer's.

Forward-Looking Statements:

This press release contains forward-looking statements. These forward-looking statements are based largely on IGC Pharma’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC Pharma’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Company’s failure or inability to commercialize one or more of the Company’s products or technologies, including the products or formulations described in this release, or failure to obtain regulatory approval for the products or formulations, where required, or government regulations affecting AI or the AI algorithms not working as intended or producing accurate predictions; general economic conditions that are less favorable than expected; the FDA’s general position regarding cannabis- and hemp-based products; and other factors, many of which are discussed in IGC Pharma’s U.S. Securities and Exchange Commission ("SEC") filings. IGC Pharma incorporates by reference the human trial disclosures and Risk Factors identified in its Annual Report on Form 10-K filed with the SEC on July 7, 2023, and Quarterly Report on Form 10-Q filed with the SEC on February 14, 2024, as if fully incorporated and restated herein. Considering these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will occur.

Contact:

Investors
IMS Investor Relations
Rosalyn Christian/Walter Frank
igc@imsinvestorrelations.com
(203) 972-9200

Media
JVPRNY
Janet Vasquez
jvasquez@jvprny.com
(212) 645-5498